Exhibit 10.8

FOURTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (the “Amendment”) is made and entered into as of March 30, 2017 by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and LIQUIDIA TECHNOLOGIES, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of January 6, 2016 (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)             Bank hereby waives Borrower’s violations of the “Setting of Future Covenants” covenant, as more specifically described in Section 6.10(c) of the Agreement (as such section is in effect immediately prior to the date of this Amendment), existing on and prior to the date of this Amendment, for failing to set financial or milestone covenants on or before January 30, 2017.

2)             Section 2.1(d)(ii) of the Agreement is hereby amended and restated, as follows:

(ii)           Tranche III Term Loans. Subject to and upon the terms and conditions of this Agreement, Bank agrees to make a term loan to Borrower on the Fourth Amendment Effective Date in an aggregate principal amount of Four Million Dollars ($4,000,000) (the “Tranche III Term Loan” or “Tranche III Term Loans”, and together with the Tranche I Term Loan and the Tranche II Term Loans, each a “Term Loan” and collectively the “Term Loans”). The proceeds of the Tranche III Term Loan shall be used for general working capital purposes and for capital expenditures.

3)    Section 2.5(b) of the Agreement is hereby amended and restated, as follows:

(b)           Success Fee. Upon the occurrence of a Liquidity Event, a one-time success fee equal to $400,000 (the “Success Fee Amount”). This Section 2.5(b) shall survive any termination of this Agreement.

4)    Section 6.10 of the Agreement is hereby amended and restated, as follows:

6.10        Financial and Milestone Covenants. Borrower shall maintain and achieve the following financial and milestone covenants:

(a)           Gross Remaining Months Cash. Borrower shall maintain, at all times, Remaining Months Cash of greater than 2.0 to 1.0; provided, however, if Borrower secures a written and executed agreement from investors acceptable to Bank (and, for clarity, existing investors shall be deemed to be acceptable) to fund at Borrower’s demand at least $10,000,000 in new equity or subordinated debt, then Borrower shall maintain, at all times, Remaining Months Cash of greater than 0.50 to 1.0 for so long as such an agreement is in effect.

(b)           Clinical Milestone. With respect to at least one internally developed product, Borrower shall achieve final, positive Phase 1 data by April 30, 2017.

(c)           Setting of Future Covenants. Bank shall set one or more financial or milestone covenants following Borrower’s achievement of the covenant in Section 6.10(b) above and such covenant(s) shall be added to this Agreement through an amendment.

5)    A new Section 6.13 is hereby added to the Agreement, as follows:

6.13   Subordination of Convertible Notes. Borrower shall deliver to Bank, on or before thirty (30) days following the Fourth Amendment Effective Date, one or more subordination agreements, in form and substance satisfactory to Bank, duly executed by noteholder(s) representing 90% of the aggregate principal amount of the convertible securities issued by Borrower after October 1, 2016 but on or before February 28, 2017; notwithstanding the foregoing, Borrower shall use commercially reasonable efforts to deliver to Bank, on or before thirty (30) days following the Fourth Amendment Effective Date, one or more subordination agreements, in form and substance satisfactory to Bank, duly executed by noteholder(s) representing 100% of the aggregate principal amount of such notes.

6)    Section 7.8 of the Agreement is hereby amended and restated, as follows:

7.8      Capitalized Expenditures. Make Capitalized Expenditures in excess of $500,000 in the aggregate in any fiscal year of Borrower; provided, however, that Borrower shall be permitted to make Capitalized Expenditures not in excess $5,000,000 during the fiscal year ending December 31, 2017.

7)    Section 8.6 of the Agreement is hereby amended and restated, as follows:

8.6      Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties (a) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any (i) convertible securities issued by Borrower after October 1, 2016 but on or before February 28, 2017, or (ii) other Indebtedness in an amount in excess of $250,000, (b) in connection with any lease of real property, or (c) that would reasonably be expected to have a Material Adverse Effect;

8)    The following defined terms are hereby added in Exhibit A to the Agreement, as follows:

“Cash Burn” means an amount equal to the prior period’s Cash minus the current period’s ending Cash that has been adjusted for any changes to Cash as a result of borrowings and repayments of borrowings, proceeds from the sale of equity and the exercise of stock options or warrants and paid-in-capital and minority interest.

“Fourth Amendment Effective Date” means March 30, 2017.

“Remaining Months Cash” means, as of any measurement date, the ratio of (a) Cash maintained at Bank as of such measurement date to (b) the average monthly Cash Burn for the trailing six-month period ending on such measurement date.

9)             The following defined term in Exhibit A to the Agreement is hereby amended and restated, as follows:

“Credit Card Maturity Date” means the date 364 days from the Fourth Amendment Effective Date.

10)      Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

11)      Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

12)      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

13)      As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)            this Amendment, duly executed by Borrower;

b)            payment of all Bank Expenses, including Bank’s expenses for the documentation of this Amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s accounts; and

c)             such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LIQUIDIA TECHNOLOGIES, INC.		PACIFIC WESTERN BANK

By:	/s/ Timothy Albury	By:	/s/ Matthew K. Jacobs
Name:	Timothy Albury	Name:	Matthew K. Jacobs
Title:	CFO	Title:	AVP

[Signature Page to Fourth Amendment to Loan and Security Agreement]